UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 5, 2014

NATURAL RESOURCE PARTNERS L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31465	35-2164875
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

601 Jefferson, Suite 3600

Houston, Texas 77002

(Address of principal executive office) (Zip Code)

(713) 751-7507

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed, on June 2, 2014, Natural Resource Partners L.P. (“NRP”) announced that Nick Carter will retire as President and Chief Operating Officer of GP Natural Resource Partners LLC, the general partner of the general partner of NRP (“GP LLC”), effective September 1, 2014.

On August 5, 2014, the Compensation, Nominating and Governance Committee of the Board of Directors of GP LLC approved a the terms of a Continued Employment and Separation Agreement (the “Agreement”) to be entered into in September 2014, pursuant to which Mr. Carter will retire from his positions with GP LLC effective September 1, 2014 and continue in employment with Western Pocahontas Properties Limited Partnership through December 31, 2014.

The purpose of the Agreement is to ensure a seamless transition of Mr. Carter’s responsibilities. Mr. Carter will continue to receive his current salary through December 31, 2014 and continue to participate in the employee benefit arrangements of NRP and its affiliates pursuant to the terms of such arrangements through December 31, 2014. NRP expects to bear one-half of these compensation expenses. Mr. Carter will also receive a 2014 annual bonus pro-rated through September 1, 2014 (payable on December 31, 2014). In addition, outstanding phantom units granted pursuant to NRP’s Long-Term Incentive Plan and held by Mr. Carter as of September 1, 2014 will be vested as of such date. In accordance with the terms of the phantom units, Mr. Carter will receive for each phantom unit an amount in cash equal to the average closing price of NRP’s common units for the 20 trading days immediately preceding the vesting date, together with associated distribution equivalent rights. Consideration for the accelerated vesting and settlement of the phantom units includes an agreement by Mr. Carter to be bound to the terms of certain restrictive covenants, including, confidentiality and an agreement not to engage in certain competing businesses with or solicit employees or customers from NRP or its affiliates generally through December 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NATURAL RESOURCE PARTNERS L.P.

	By:	NRP (GP) LP,
Its General Partner

	By:	GP NATURAL RESOURCE PARTNERS, LLC
Its General Partner
Dated: August 8, 2014
	By:	/s/ Kathryn S. Wilson
Name: Kathryn S. Wilson
Title: Vice President and General Counsel

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